Exhibit 99.1

Papa John’s Announces First Quarter 2015 Results

First Quarter EPS Growth of 22% with Comparable Sales Increases of 6.5% for North America and 7.7% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 5, 2015--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 29, 2015.

Highlights

  First quarter earnings per diluted share of $0.55 in 2015 compared to $0.45 in 2014, an increase of 22.2%
  System-wide comparable sales increases of 6.5% for North America and 7.7% for international
  36 net global restaurant openings
  Increased 2015 diluted earnings per share guidance to a range of $2.00 to $2.08; Increased North America comparable sales guidance to a range of +3% to +5%

“We would like to thank our customers for an incredible quarter, which saw demand for our “Better Ingredients. Better Pizza.” soar, measured by comp sales, earnings growth and new unit openings,” said Papa John’s founder, chairman, president and CEO, John Schnatter. “Our corporate and franchise operators are united in our efforts to expand the Papa John’s brand by leveraging our industry leading digital platforms to deliver our superior Papa John’s pizza to new customers around the world.”

First quarter 2015 revenues were $432.3 million, a 7.7% increase from first quarter 2014 revenues of $401.4 million. First quarter 2015 net income increased 15.1% to $22.2 million, compared to first quarter 2014 net income of $19.3 million. First quarter 2015 diluted earnings per share increased 22.2% to $0.55, compared to first quarter 2014 diluted earnings per share of $0.45.

Global Restaurant and Comparable Sales Information

	First Quarter
	Mar. 29, 2015	Mar. 30, 2014

Global restaurant sales growth (a)	7.4%	12.5%

Global restaurant sales growth, excluding the impact of foreign currency (a)	9.6%	13.2%

Comparable sales growth (b)
Domestic company-owned restaurants	8.1%	11.4%
North America franchised restaurants	6.0%	8.9%
System-wide North America restaurants	6.5%	9.6%

System-wide international restaurants	7.7%	6.4%

(a)	Includes both company-owned and franchised restaurant sales.
(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues were $432.3 million for the first quarter of 2015, an increase of $30.9 million, or 7.7%. This increase in revenues was primarily due to the following:

  Domestic company-owned restaurant sales increased $19.1 million, or 10.7%, primarily due to an increase of 8.1% in comparable sales during the first quarter of 2015.
  North America franchise royalty revenue increased $2.7 million, or 12.1%, primarily due to an increase of 6.0% in comparable sales and due to reduced levels of royalty incentives in the first quarter of 2015.
  Domestic commissary sales decreased $1.7 million, or 1.0%, as lower revenues associated with lower cheese prices, were somewhat offset by increases in sales volumes. PJ Food Service pricing for cheese is based on a fixed dollar markup; when cheese prices decrease, revenues will decrease with no overall impact on the related dollar margin.
  Other sales increased $8.9 million, or 69.5%, primarily due to point-of-sale system (“FOCUS”) equipment sales to franchisees. See the “FOCUS Update” section for additional information.
  International revenues increased $1.8 million, or 7.6%, primarily due to an increase in the number of restaurants and an increase in comparable sales of 7.7%, calculated on a constant dollar basis. This was somewhat offset by the negative impact of foreign currency exchange rates.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	First Quarter
	Mar. 29,	Mar. 30,	Increase
(In thousands)	2015	2014	(Decrease)

Domestic company-owned restaurants	$18,480	$13,285	$5,195
Domestic commissaries	11,800	10,431	1,369
North America franchising	22,319	19,484	2,835
International	1,344	732	612
All others	443	590	(147)
Unallocated corporate expenses	(17,205)	(12,461)	(4,744)
Elimination of intersegment profits	(745)	(651)	(94)
Total income before income taxes	$36,436	$31,410	$5,026

First quarter 2015 income before income taxes increased approximately $5.0 million, or 16.0%. This increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $5.2 million primarily due to the 8.1% increase in comparable sales and due to higher profits from lower commodity costs. The market price for cheese averaged $1.54 per pound for the first quarter of 2015, compared to $2.21 per pound in the prior year. The results for the first quarter of 2015 include approximately $500,000 of depreciation expense associated with FOCUS equipment.
  Domestic commissaries income increased approximately $1.4 million due to incremental profits from higher restaurant volumes.
  North America franchising increased approximately $2.8 million primarily due to higher royalties attributable to the 6.0% comparable sales increase and reduced levels of royalty incentives.
  International income increased approximately $600,000 primarily due to the previously mentioned increase in units and comparable sales of 7.7%, which resulted in both higher royalties and an increase in United Kingdom profits. This was somewhat offset by the impact of negative foreign currency exchange rates.

These increases were partially offset by higher unallocated corporate expenses of approximately $4.7 million in 2015 primarily due to higher legal, insurance, management incentive compensation, and interest costs. Additionally, the results for the first quarter of 2015 include approximately $700,000 of depreciation expense associated with FOCUS capitalized software development costs.

The first quarter 2015 effective income tax rate was 33.5%, representing a decrease of 1.1% from the prior year rate of 34.6%. Our effective income tax rate may fluctuate from quarter to quarter for various reasons.

The company’s free cash flow, a non-GAAP financial measure, for the first quarters of 2015 and 2014, was as follows (in thousands):

	First Quarter
	Mar. 29,	Mar. 30,
	2015	2014

Net cash provided by operating activities (a)	$40,249	$26,678
Purchases of property and equipment (b)	(7,558)	(11,137)
Free cash flow	$32,691	$15,541

(a)	The increase of approximately $13.6 million was primarily due to higher net income and favorable changes in working capital and other operating activities, including higher depreciation and amortization expense. The prior year included higher inventory levels of equipment to support the rollout of FOCUS to our domestic franchised restaurants.
(b)	The decrease of approximately $3.6 million is primarily due to the prior year including FOCUS equipment costs for domestic Company-owned restaurants and FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three-month period ended March 29, 2015.

FOCUS Update

As of March 29, 2015, the company had implemented its new, proprietary point-of-sale system (“FOCUS”) in substantially all domestic restaurants. The impact of implementing FOCUS was a $1.8 million reduction in income before income taxes in the first quarter of 2015, or a $0.03 reduction in diluted earnings per share, compared to a reduction of approximately $200,000 in the first quarter of 2014. For additional information, see the Quarterly Report on Form 10-Q for the three months ended March 29, 2015.

Global Restaurant Unit Data

At March 29, 2015, there were 4,699 Papa John’s restaurants operating in all 50 states and in 37 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 28, 2014	686	2,654	3,340	1,323	4,663
Opened	3	18	21	50	71
Closed	-	(20)	(20)	(15)	(35)
Acquired (divested)	2	(2)	-	-	-
Ending - March 29, 2015	691	2,650	3,341	1,358	4,699

Unit growth (decline)	5	(4)	1	35	36

% increase (decrease)	0.7%	-0.2%	0.0%	2.6%	0.8%

Our development pipeline as of March 29, 2015 included approximately 1,200 restaurants (200 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter of 2015 and subsequent repurchases through April 28, 2015 (in thousands):

Period	Number of Shares	Cost

First Quarter 2015	402	$24,765

March 30, 2015 through April 28, 2015	135	$8,341

There were 40.5 million diluted weighted average shares outstanding for the first quarter, representing a decrease of 5.1% over the prior year first quarter. Diluted earnings per share increased $0.03 for the first quarter of 2015 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 39.8 million actual shares of the company’s common stock were outstanding as of March 29, 2015.

2015 Guidance Update

The company provided the following 2015 guidance updates:

	Updated Guidance	Previous Guidance

Diluted earnings per share	$2.00 to $2.08	$1.98 to $2.06

North America comparable sales	+3% to +5%	+2% to +4%

Conference Call

A conference call is scheduled for May 6, 2015 at 10:00 a.m. Eastern Time to review our first quarter 2015 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 45346371.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse economic conditions;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns, including potential epidemics, could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation and risks related to our better ingredients marketing strategy;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs; including increased costs resulting from federal health care legislation;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a Company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the impact of changes in interest rates on the Company or our franchisees;
  the credit performance of our franchise loan or guarantee programs;
  the impact of the resolution of current or future claims and litigation, in particular the Perrin litigation that is scheduled for trial in August 2015 (see the Form 10-Q for the quarter ended March 29, 2015 for additional information);
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our Founder, Chairman, President and Chief Executive Officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of Company, employee and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	March 29, 2015	March 30, 2014
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$197,287	$178,193
Franchise royalties	25,359	22,614
Franchise and development fees	265	144
Domestic commissary sales	162,333	164,047
Other sales	21,614	12,750
International:
Royalties and franchise and development fees	6,498	5,779
Restaurant and commissary sales	18,928	17,850
Total revenues	432,284	401,377

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	47,504	45,156
Salaries and benefits	53,658	47,583
Advertising and related costs	16,770	16,256
Occupancy costs and other restaurant operating expenses	37,100	34,598
Total domestic company-owned restaurant expenses	155,032	143,593

Domestic commissary expenses:
Cost of sales	125,126	128,924
Salaries and benefits and other commissary operating expenses	24,610	22,879
Total domestic commissary expenses	149,736	151,803

Other operating expenses	20,603	11,431
International restaurant and commissary expenses	15,478	14,885
General and administrative expenses	41,933	36,966
Other general expenses	1,816	1,533
Depreciation and amortization	10,041	9,164
Total costs and expenses	394,639	369,375

Operating income	37,645	32,002
Net interest (expense) income	(1,209)	(592)
Income before income taxes	36,436	31,410
Income tax expense	12,197	10,869
Net income before attribution to noncontrolling interests	24,239	20,541
Income attributable to noncontrolling interests	(2,003)	(1,230)
Net income attributable to the company	$22,236	$19,311

Calculation of income for earnings per share:
Net income attributable to the company	$22,236	$19,311
Decrease (increase) in noncontrolling interest redemption value	70	(8)
Net income attributable to participating securities	(100)	(137)
Net income attributable to common shareholders	$22,206	$19,166

Basic earnings per common share	$0.56	$0.46
Diluted earnings per common share	$0.55	$0.45

Basic weighted average common shares outstanding	39,827	41,778
Diluted weighted average common shares outstanding	40,510	42,696

Dividends declared per common share	$0.14	$0.125

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 29,	December 28,
	2015	2014
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$23,524	$20,122
Accounts receivable, net	56,187	56,047
Notes receivable, net	6,103	6,106
Income taxes receivable	3,628	9,527
Inventories	26,354	27,394
Deferred income taxes	7,576	8,248
Prepaid expenses and other current assets	26,114	28,564
Total current assets	149,486	156,008

Property and equipment, net	216,080	219,457
Notes receivable, less current portion, net	12,482	12,801
Goodwill	81,421	82,007
Deferred income taxes	3,914	3,914
Other assets	38,594	38,616
Total assets	$501,977	$512,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,009	$38,832
Income and other taxes payable	9,804	9,637
Accrued expenses and other current liabilities	55,521	58,293
Total current liabilities	100,334	106,762

Deferred revenue	3,906	4,257
Long-term debt	231,000	230,451
Deferred income taxes	20,508	22,188
Other long-term liabilities	44,130	41,875
Total liabilities	399,878	405,533

Redeemable noncontrolling interests	8,798	8,555

Total stockholders' equity	93,301	98,715
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$501,977	$512,803

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 29, 2015	March 30, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$24,239	$20,541
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	659	145
Depreciation and amortization	10,041	9,164
Deferred income taxes	5,055	6,170
Stock-based compensation expense	2,264	2,190
Excess tax benefit on equity awards	(5,091)	(4,900)
Other	1,180	1,110
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,312)	(854)
Income taxes receivable	5,899	-
Inventories	1,043	(3,210)
Prepaid expenses and other current assets	2,452	1,715
Other assets and liabilities	(154)	(795)
Accounts payable	(3,828)	(1,311)
Income and other taxes payable	167	3,268
Accrued expenses and other current liabilities	(2,291)	(6,958)
Deferred revenue	(74)	403
Net cash provided by operating activities	40,249	26,678

Investing activities
Purchases of property and equipment	(7,558)	(11,137)
Loans issued	(506)	(1,758)
Repayments of loans issued	1,083	1,164
Acquisitions, net of cash acquired	(341)	-
Other	20	7
Net cash used in investing activities	(7,302)	(11,724)

Financing activities
Net proceeds on line of credit facility	549	19,267
Cash dividends paid	(5,545)	(5,240)
Excess tax benefit on equity awards	5,091	4,900
Tax payments for equity award issuances	(5,557)	(3,233)
Proceeds from exercise of stock options	2,210	2,989
Acquisition of Company common stock	(24,765)	(32,800)
Distributions to noncontrolling interest holders	(1,705)	(300)
Other	253	223
Net cash used in financing activities	(29,469)	(14,194)

Effect of exchange rate changes on cash and cash equivalents	(76)	(42)
Change in cash and cash equivalents	3,402	718
Cash and cash equivalents at beginning of period	20,122	13,670

Cash and cash equivalents at end of period	$23,524	$14,388

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer